Exhibit 5.1

August 18, 2008

Barnwell Industries, Inc.

1100 Alakea Street, Suite 2900

Honolulu, Hawaii 96813

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission on or about August 18, 2008 (the “Registration Statement”), of 800,000 shares (the “Shares”) of common stock, par value $0.50 per share (the “Common Stock”), of Barnwell Industries, Inc., a Delaware corporation (the “Company”), which are or will be issuable to employees, non-employee directors and consultants of the Company upon the exercise of options granted pursuant to the Company’s 2008 Equity Incentive Plan, as amended (the “2008 Plan”) or which the Company may issue as restricted stock, stock that is not subject to restrictions, or pursuant to awards of stock appreciation rights or restricted stock units under the 2008 Plan.

We have acted as counsel to the Company in connection with the foregoing registration of the Shares. We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing such documents. We have further assumed that all options granted or to be granted pursuant to the 2008 Plan were or will be validly granted in accordance with the terms of the 2008 Plan, that all Shares to be issued upon exercise of such options will be issued in accordance with the terms of such options and the 2008 Plan, and that all Shares sold or granted as restricted stock, stock that is not subject to restrictions, or pursuant to awards of stock appreciation rights or restricted stock units will be sold or granted in accordance with the terms of the 2008 Plan and for benefits to the Company authorized by the Board of Directors.

Barnwell Industries, Inc.

August 18, 2008

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that:

1. Upon the issuance and the delivery of the Shares upon the exercise of options granted pursuant to the 2008 Plan in accordance with the terms of such options and the 2008 Plan, and upon the Company’s receipt of the full exercise price therefor, as determined by the Board of Directors of the Company and as specified in the documents governing such grants and the 2008 Plan, the Shares will be validly issued, fully paid, and nonassessable shares of the Company’s Common Stock.

2. Upon the issuance and delivery of the Shares in the form of restricted stock or stock that is not subject to restrictions in accordance with the terms of the 2008 Plan, and upon the Company’s receipt of consideration therefor, as determined by the Board of Directors of the Company and as specified in the documents governing such awards and the 2008 Plan, the Shares will be validly issued, fully paid, and nonassessable shares of the Company’s Common Stock.

3. Upon the issuance and delivery of the Shares pursuant to awards of stock appreciation rights and restricted stock units in accordance with the terms of the awards of such stock appreciation rights and restricted stock units and the 2008 Plan, and upon the Company’s receipt of consideration therefor, as determined by the Board of Directors of the Company and as specified in the documents governing such awards and the 2008 Plan, the Shares will be validly issued, fully paid, and nonassessable shares of the Company’s Common Stock.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP